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                                IDEX Munder Net50
                         IDEX Transamerica Small Company
                         IDEX Pilgrim Baxter Technology

The undersigned shareholder of IDEX _____________ (the "Fund") hereby appoints John K. Carter and Thomas R. Moriarty, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote, as indicated herein, all of the shares of common stock of each Fund standing in the name of the undersigned at the close of business on ______, at a Special Meeting of shareholders to be held at the offices of IDEX Mutual Funds, 570 Carillon Parkway, St. Petersburg, Florida 33716 at ____ on _____, _______________, and at any and all adjournments thereof, with all of the powers the undersigned would possess if then and there personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the proposal, as more fully described in the Prospectus/Proxy Statement for the meeting.

      Please mark boxes in blue or black ink.

1. To approve an Agreement and Plan of Reorganization between each Fund and IDEX Pilgrim Baxter Mid Cap Growth (the "Acquiring Fund"), providing for the transfer of all of the assets of each Fund, subject to its liabilities, in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of each Fund's liabilities, and the pro rata distribution of those shares to Fund shareholders and subsequent dissolution of each Fund.

      FOR _____                 AGAINST_____               ABSTAIN_____


2. To re-elect the current Trustees of the Board and to elect 2 new Trustees to the Board.

      FOR_____                 AGAINST_____                ABSTAIN_____

3. To approve a proposal permitting IDEX Management, Inc. ("IMI"), after obtaining the approval of the Board of Trustees of IDEX (the "Board"), to enter into and materially amend Sub-Advisory Agreements on behalf of each Fund and future funds, without obtaining shareholder approval (Sub-Adviser Approval Policy").

      FOR _____                 AGAINST _____              ABSTAIN_____

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment(s) thereof.

THIS PROXY IS SOLICITED BY EACH FUND'S BOARD OF TRUSTEES AND WILL BE VOTED FOR THE ABOVE PROPOSAL UNLESS OTHERWISE INDICATED.

Signature(s) should be exactly as name or names appearing on this proxy. If shares are held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.

                                                   Dated:           , 2001


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                                                   Signature(s)

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                                                   Signature(s)

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope